Exhibit 21

Subsidiaries

Prima Oil Company, Inc., a Delaware Corporation

Ritchie County Gathering Systems, Inc., a West Virginia Corporation

Tyler Construction Company, Inc., a West Virginia Corporation

American Shale Development, Inc., a Delaware Corporation

Tyler Energy, Inc., a Delaware Corporation